United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: October 1, 2015
(Date of Earliest Event Reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130

(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events

On October 1, 2015, Realty Income Corporation (the “Company”) entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to an additional 1,500,000 shares of Common Stock if the Underwriters exercise their option to purchase additional shares of Common Stock in full. The public offering price for the shares was $46.88 per share. The Underwriters exercised their option to purchase additional shares of Common Stock in full.

The transaction closed on October 7, 2015. Total net proceeds of the offering (after deducting the underwriting discount and other estimated expenses) were approximately $517.0 million. The Company expects to use the net proceeds from the offering to repay a portion of the borrowings under its $2.0 billion revolving credit facility, and for other general corporate purposes and working capital, which may include acquisitions.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

1.1	Purchase Agreement, dated October 1, 2015, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2015	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated October 1, 2015, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).